                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT dated September 26, 2003 by and between NexMed, Inc., a Nevada corporation (the "Company") and Kenneth F. Anderson (the "Executive").

     WHEREAS, the Company desires to continue to employ Executive and to enter into an agreement (the "Agreement") embodying the terms of such employment;

     WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to foster the continued employment of Executive by the Company during the term of this Agreement; and

     WHEREAS, Executive is willing to accept and continue his employment on the terms hereinafter set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to earlier termination in accordance with the provisions of Section 6 of this Agreement, Executive shall be employed by the Company pursuant to the terms of this Agreement for a period commencing on January 1, 2003 (the "Effective Date") and ending on December 31, 2005 (the "Expiration Date"); provided, however, that the term of employment under this Agreement (the "Employment Term") shall be automatically extended for one additional year unless and until either party gives notice to the other, at least 60 days before the Expiration Date, that the Employment Term should not be automatically extended.

2.   Position.

     (a) During the Employment Term, Executive shall be employed as a Vice President of the Company, and shall have such duties, authority, and responsibility as are commensurate with his position, subject to the direction of the Company's Chief Executive Officer (the "CEO"). Executive shall initially have the title of Vice President, Commercial Development of the Company.

     (b) During the Employment Term, Executive shall devote all of his business time and attention to the performance of his duties hereunder faithfully and to the best of his abilities and shall not undertake employment with, or participate in, the conduct of the business affairs of any other person, corporation, or entity; provided, that, nothing shall preclude Executive from (i) with the prior written approval of the CEO, serving in due course as a director, trustee or member of a committee of any organization or (ii) participating in the affairs of any recognized charitable organizations, or in any community affairs, of Executive's choice.

     (c) Executive's duties hereunder shall be performed for the Company worldwide, with particular emphasis in the Company's headquarters in Robbinsville, New Jersey.

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3.   Compensation.

     (a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary, subject to increase at the discretion of the Board of Directors of the Company (the "Board"), at the annual rate of $162,000 (the "Base Salary"), payable in regular installments in accordance with the Company's usual payroll dates practices.

     (b) Bonus. With respect to each calendar year during the Employment Term, Executive shall be eligible to earn an annual bonus award (the "Bonus"). The amount of the Bonus shall be determined by the Board, or the Compensation Committee of the Board (the "Compensation Committee"), in its sole discretion, based upon the achievement by the Company of objective financial targets established and determined by the Board or the Compensation Committee in consultation with Executive no later than the end of the first month of such calendar year. The Bonus in respect of each calendar year in the Employment Term shall be paid as promptly as practicable following the delivery of the Company's audited financial statements for such year or, if later, by April 30 of the calendar year following such year.

     (c)  Stock Option Grants.

          (i) On December 16, 2002, the Compensation Committee approved a grant to Executive of an option to purchase an aggregate of 45,000 shares of the Company's common stock (the "Option") with an exercise price of seventy cents ($.70) per share, and with terms and conditions substantially identical to those contained in Executive's previous option grant. The Option shall vest in three equal installments on December 16, 2003, December 16, 2004, and December 16, 2005, respectively, assuming continuous and uninterrupted employment until such dates.

          (ii) The Option shall be subject to The NexMed, Inc. Stock Option and Long-Term Incentive Compensation Plan (the "Option Plan") and the applicable stock option agreement.

          (iii) In addition to the foregoing, the CEO may recommend to the Compensation Committee that additional stock options be granted to Executive in accordance with the terms and subject to the conditions of the Option Plan.

          (iv) All of Executive's outstanding but unvested stock options shall vest immediately upon the occurrence of a Change in Control (as defined in Appendix A hereto).

4. Employee Benefits. During the Employment Term, Executive shall be eligible for inclusion, to the extent permitted by law, as a full-time employee of the Company or any of its subsidiaries, in any and all of the following plans, programs, and policies in effect at the time: (i) pension, profit sharing, savings, and other retirement plans and programs,

     (ii) life and health (medical, dental, hospitalization, short-term and long-term disability) insurance plans and programs, (iii) stock option and stock purchase plans and programs, (iv) accidental death and dismemberment protection plans and programs, (v) travel accident insurance plans and programs, (vi) vacation policy, and (vii) other plans and programs sponsored by the Company or any subsidiary for employees or executives generally, including any and all plans and programs that supplement any or all of the foregoing types of plans or programs.

5. Business Expenses and Perquisites. The Company shall reimburse to Executive, or pay directly, all reasonable expenses incurred by Executive in connection with the business of the Company, and its subsidiaries and affiliates, including but not limited to business-class travel, reasonable accommodations, and entertainment, subject to documentation in accordance with the Company's policy.

6.   Termination.

     (a) By the Company for Cause. The Company may, for Cause, terminate Executive's employment hereunder at any time by written notice to Executive. For purposes of this Agreement, the term "Cause" shall mean Executive's (i) engaging in fraud against the Company or misappropriation of funds of the Company, (ii) disregard or failure to follow specific and reasonable directives of the Board, (iii) willful failure to perform his duties as Vice President, Commercial Development of the Company, (iv) willful misconduct resulting in material injury to the Company, (v) violation of the terms of the Confidential Information and Intellectual Property Agreement between Executive and NexMed (U.S.A.), Inc., a wholly-owned subsidiary of the Company, dated October 24, 2000 (the "Intellectual Property Agreement") attached hereto as Exhibit "A", (vi) conviction of, or Executive's plea of guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, or (vii) material breach (not covered by clauses (i) through (vi)) of any of the other provisions of this Agreement; provided, that, in the case of subclauses (ii), (iii) or (vii), Cause shall not exist if the act or omission deemed to constitute Cause is cured (if curable) by Executive within thirty (30) days after written notice thereof to Executive by the Company. For purposes of the foregoing, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive other than in good faith, and without reasonable belief that his action or omission was in furtherance of the interests of the Company.

               In the event of the termination of Executive's employment under this Section 6(a) for Cause, the Employment Term shall end on the day of such termination and the Company shall pay to Executive, no later than ten (10) days after the last day of Executive's employment, in one lump sum, the sum of (i) any accrued but unpaid Base Salary, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination, (ii) any earned and unpaid Bonus due to Executive at the date of such termination for the calendar year ending immediately prior to the date of such termination, and (iii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.


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

               Except as specifically set forth in Section 8 hereof, the Company shall have no further obligations to Executive under this Agreement.

     (b) Disability or Death. If Executive should suffer a Permanent Disability, the Company may terminate Executive's employment hereunder upon ten (10) or more days' prior written notice to Executive. For purposes of this Agreement, a "Permanent Disability" shall be deemed to have occurred only when Executive has qualified for benefits (including satisfaction of any applicable waiting period) under the Company's or a subsidiary's long-term disability insurance arrangement (the "LTD Policy"). In the event of the termination of Executive's employment hereunder by reason of Permanent Disability or death, the Employment Term shall end on the day of such termination and the Company shall pay, no later than ten days after the last day of Executive's employment, to Executive or Executive's legal representative (in the event of Permanent Disability), or any beneficiary or beneficiaries designated by Executive to the Company in writing, or to Executive's estate if no such beneficiary has been so designated (in the event of Executive's death), a single lump sum payment of (i) any accrued but unpaid Base Salary, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination, (ii) any earned but unpaid Bonus due to Executive at the date of such termination for the calendar year ending immediately prior to the date of each termination, and (iii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.

               Except as specifically set forth in Section 8 hereof, the Company shall have no further obligations to Executive under this Agreement.

     (c) By the Company without Cause. The Company may, without Cause, terminate Executive's employment hereunder at any time upon ten (10) or more days' written notice to Executive. In the event Executive's employment is terminated pursuant to this Section 6(c), the Employment Term shall end on the day of such termination and the Company shall pay to Executive, on the last day of Executive's employment, in one lump sum, the sum of (i) any accrued but unpaid Base Salary, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination, (ii) any earned but unpaid Bonus due to Executive at the date of such termination for the calendar year ending immediately prior to the date of such termination, (iii) any amounts owing, but not yet paid, pursuant to
          Section 5 hereof, and (iv) an amount equal to the Executive's annual Base Salary at the time of such termination for six months, plus an additional week of Base Salary for every fully completed year of service. Executive shall also be eligible to receive a pro rata Bonus in respect of the calendar year in which such termination occurs, equal to the Bonus in respect of such calendar year multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365. Such pro-rata Bonus shall be paid at the same time as the Bonus would have been paid had Executive continued being employed by the Company through the date of payment.

               Except as specifically set forth in Section 8 hereof, the Company shall have no further obligations to Executive under this Agreement.

     (d) By Executive for Good Reason. If any of the events described below occurs during the Employment Term, Executive may terminate Executive's employment hereunder for Good Reason by written notice to the Company identifying the event or omission constituting Good Reason not more than six (6) months following the occurrence of such event and, in the case of subclauses (ii) and (iii)below, a failure by the Company to cure such act or omission within thirty (30) days after receipt of such written notice. In such event, the Employment Term and Executive's employment hereunder will be terminated effective as of the later of thirty-one (31) days after the Company's receipt of Executive's notice of termination or thirty-one (31) days after the event, and Executive's termination for Good Reason pursuant to this
          Section 6(d) shall be treated for all purposes as a termination without Cause pursuant to Section 6(c) and the provisions of Section 6(c) shall apply to such termination. In addition, all of Executive's outstanding but unvested stock options shall vest immediately. The occurrence of any of the following events without Executive's consent shall permit Executive to terminate Executive's employment for "Good Reason" pursuant to this Section 6(d):

          (i)   A "Change in Control" (as defined in Appendix A hereto) occurs;

          (ii) The failure by the Company to observe or comply in any material respect with any of the material provisions of this Agreement; and

          (iii) A material diminution in Executive's duties.

               Except as specifically set forth in Section 8 hereof, the Company shall have no further obligations to Executive under this Agreement.

     (e) By Executive without Good Reason. Executive may terminate the Employment Term and Executive's employment hereunder at any time without Good Reason upon thirty (30) days advance written notice to the Company. In the event Executive's employment is terminated pursuant to this Section 6(e), the Company shall pay to Executive, no later than ten (10) days after the last day of Executive's employment, in one lump sum, the sum of (i) any accrued but unpaid Base Salary, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination, (ii) any earned and unpaid Bonus due to Executive at the date of such termination for the calendar year ending immediately prior to the date of such termination, and (iii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.

               Except as specifically set forth in Section 8 hereof, the Company shall have no further obligations to Executive under this Agreement.

     (f) Release. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments and benefits to which Executive is entitled under this Section 6 are conditioned upon and subject to Executive's execution of a general waiver and release, in such reasonable and customary form as shall be prepared by the Company, of all claims Executive may have against the Company, except as to matters covered by provisions of this Agreement which specifically survive the termination of this Agreement.

7. No Mitigation; Employee Benefit Plans. Executive shall not be required to mitigate amounts payable to him under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts payable to Executive under this Agreement on account of Executive's subsequent employment. Amounts payable to Executive under this Agreement shall not be offset by any claims that the Company may have against Executive, and such amounts payable to Executive under this Agreement shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense, or other right that the Company may have against Executive or others. Except as otherwise provided in this Agreement, the termination of Executive's employment hereunder shall have no effect on the rights and obligations of the Company and Executive under the Company's benefit plans; provided, however, that, payments made to Executive as a result of the termination of Executive's employment hereunder shall not be considered as includible compensation with respect to any employee benefit plans maintained by the Company, except to the extent otherwise required by law.

8. Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), by reason of Executive's employment with, or serving as an officer of, the Company, the Company shall indemnify and hold Executive harmless, and defend Executive to the fullest extent authorized by the laws of the state in which the Company is incorporated, as the same exist and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments, and settlements (collectively the "Claims"), including all expenses incurred or suffered by Executive in connection therewith (excluding, however, any legal fees incurred by Executive for Executive's own counsel, except as otherwise provided in this Section 8), and such indemnification shall continue as to Executive even after Executive is no longer employed by the Company hereunder, and shall inure to the benefit of Executive's heirs, executors, and administrators; provided, however, that, Executive promptly gives written notice to the Company of any such Claims (although Executive's failure to promptly give notice shall not affect the Company's obligations under this Section 8 except to the extent that such failure prejudices the Company or its ability to defend such Claims). The Company shall have the right to undertake, with counsel or other representatives of its own choosing, the defense or settlement of any Claims. In the event that the Company shall fail to notify Executive, within ten days of its receipt of Executive's written notice, that the Company has elected to undertake such defense or settlement, or if at any time the Company shall otherwise fail to diligently defend or pursue settlement of such Claims, then Executive shall have the right to undertake the defense, compromise, or settlement of such Claims, in which event the Company shall hold Executive harmless from any legal fees incurred by Executive for Executive's counsel. Neither Executive nor the Company shall settle any Claims without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. In the event that the Company submits to Executive a


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

     bona fide settlement offer from the claimant of Claims (which settlement offer shall include as an unconditional term thereof the giving by the claimant or the plaintiff to Executive a release from all liability in respect of such Claims), and Executive refuses to consent to such settlement, then thereafter the Company's liability to Executive for indemnification hereunder with respect to such Claims shall not exceed the settlement amount included in such bona fide settlement offer, and Executive shall either assume the defense of such Claims or pay the Company's attorneys' fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Claims. Regardless of which party is conducting the defense of any such Claims, the other party, with counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the party conducting the defense of such Claims and its counsel or other representatives concerning such Claims and Executive and the respective counsel or other representatives shall cooperate with respect to such Claims. The party conducting the defense of any such Claims and its counsel shall in any case keep the other party and its counsel (if any) fully informed as to the status of such Claims and any matters relating thereto. Executive and the Company shall provide to the other such records, books, documents, and other materials as shall reasonably be necessary for each to conduct or evaluate the defense of any Claims, and will generally cooperate with respect to any matters relating thereto. This Section 8 shall remain in effect after this Agreement is terminated, regardless of the reasons for such termination. The indemnification provided to Executive pursuant to this Section 8 shall not supersede or reduce any indemnification provided to Executive under any separate agreement, or the By-Laws of the Company; in this regard, it is intended that this Agreement shall expand and extend Executive's rights to receive indemnification.

9. Withholding. The Company shall have the right to deduct and withhold from all payments to Executive hereunder all payroll taxes, income tax withholding and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

10. Non-assignability. Executive's rights and benefits hereunder are personal to Executive, and shall not be alienated, voluntarily or involuntarily assigned, or transferred.

11. Binding Effect. This Agreement shall be binding upon the parties hereto, and their respective assigns, successors, executors, administrators, and heirs. In the event the Company becomes a party to any merger, consolidation, or reorganization, this Agreement shall remain in full force and effect as an obligation of the Company or its successor(s) in interest. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against Executive or Executive's beneficiary or beneficiaries, nor shall Executive or any such beneficiary or beneficiaries have any right to transfer or encumber any right or benefit hereunder.

12. Entire Agreement; Modification. This Agreement and the Intellectual Property Agreement contain the entire agreement relating to Executive's employment by the Company. These Agreements may not be changed orally, and may be changed only by an agreement in writing signed by the parties hereto.


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

13. Notices. All notices and communications hereunder shall be in writing, sent by certified or registered mail, return receipt requested, postage prepaid; by facsimile transmission, with proof of the time and date of receipt retained by the transmitter; or by hand-delivery properly receipted. The actual date of receipt as shown by the return receipt therefore, the facsimile transmission sheet, or the hand-delivery receipt, as the case may be, shall determine the date on which (and, in the case of a facsimile, the time at which) notice was given. All payments required hereunder by the Company to Executive shall be sent postage prepaid, or, at Executive's election, shall be transferred to Executive electronically to such bank account as Executive may designate in writing to the Company, including designation of the applicable electronic address. The foregoing items (other than any electronic transfer to Executive) shall be addressed as follows (or to such other address as the Company and Executive may designate in writing from time to time):

                  To the Company:

                  NexMed, Inc.
                  350 Corporate Boulevard
                  Robbinsville, NJ 08691
                  Fax: 609-208-1868
                  Attention: Chief Executive Officer

                  To Executive:

                  Mr. Kenneth F. Anderson
                  5 Valencia Court
                  Skillman, NJ 08558
                  Fax: 609-333-1040

14. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced according to, the domestic laws of the State of New Jersey without giving effect to the principles of conflict of laws thereof, or such principles of any other jurisdiction, which could cause the application of the substantive law of any jurisdiction other than the State of New Jersey. The Company and Executive agree that the Superior Court of the State of New Jersey, Mercer County, shall have exclusive jurisdiction to hear and determine any dispute, which may arise under this Agreement.

15. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of the Agreement shall be severable and enforceable to the extent permitted by law.

16. Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.


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

17. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                  /s/ Kenneth F. Anderson
                                  -----------------------------------------
                                  Kenneth F. Anderson



                                  NEXMED, INC.



                                  By: /s/ Y. Joseph Mo
                                     -----------------------------------------
                                  Title: President and Chief Executive Officer

                                   Appendix A
                                Change in Control

For the purpose of this Agreement, a "Change in Control" shall be deemed to have taken place if:

A. Individuals who, on the date hereof, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that, no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

B. Any "Person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Voting Securities"); provided, however, that, the event described in this paragraph B shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any subsidiary of the Company in which the Company owns more than 25% of the combined voting power of such entity (a "Subsidiary"), (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding the Company's Voting Securities pursuant to a public offering of such Voting Securities, (iv) pursuant to a Non-Qualifying Transaction (as defined in paragraph C immediately below), (v) pursuant to any acquisition by Executive or by any Person which is an "affiliate" (within the meaning of 17 C.F.R. ss. 230.405) of Executive (an "Excluded Person");

C. The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination:
(i) more than 25% of the total voting power of (A) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Company (the "Parent Corporation"), is represented by the Company's Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Company's Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Company's Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no Person (other than (A) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation or (B) an

Excluded Person is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a "Non-Qualifying Transaction");

D. A sale of all or substantially all of the Company's assets, other than to an Excluded Person;

E. The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

F. Such other events as the Board may designate.

     Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company's Voting Securities as a result of the acquisition of the Company's Voting Securities by the Company which reduces the number of the Company's Voting Securities outstanding; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.